Exhibit 99.1

1st Detect Unveils Enhanced TRACER 1000 Narcotics Trace Detector Intended to Combat Synthetic Opiates and Novel Psychoactive Substances

AUSTIN, Texas, March 10, 2025 (GLOBE NEWSWIRE) -- Astrotech Corporation (Nasdaq: ASTC) today announced the launch of its enhanced TRACER 1000™ Narcotics Trace Detector (“TRACER 1000 NTD”) from its 1st Detect subsidiary. This innovative mobilized mass spectrometer is specifically configured to screen for the full range of synthetic opiates and novel psychoactive substances (“NPS”), delivering accuracy and speed to counter the global drug crisis.

Improving Drug Detection with Advanced Mass Spectrometry

The latest iteration of the TRACER 1000 NTD represents a significant leap forward in portable trace detection. Unlike conventional methods, the TRACER 1000 NTD leverages cutting-edge mass spectrometry to identify minute traces of illicit substances, including fentanyl analogs and emerging synthetic drugs that have eluded traditional screening technologies. With the increasing prevalence of dangerous and ever-evolving synthetic drugs, this advanced detection tool could be an important asset for law enforcement, border security, first responders, and public health agencies worldwide.

Addressing the Global Synthetic Drug Epidemic

Governments and agencies worldwide are grappling with the growing crisis of synthetic opiates and NPS, which continue to fuel overdose deaths and challenge public safety infrastructure. We believe the TRACER 1000 NTD provides a critical solution, offering rapid and precise identification of these threats at security checkpoints, crime scenes, and emergency response situations. Its enhanced detection capabilities assist authorities in staying ahead of traffickers and preventing dangerous substances from reaching communities.

Thomas B. Pickens, III, Chairman and Chief Executive Officer of 1st Detect, stated, "The launch of the enhanced TRACER 1000 NTD marks notable progress in the fight against synthetic opiates and NPS. Our advanced mass spectrometry technology empowers security professionals and first responders with a sophisticated tool available to detect and deter these deadly substances. We are committed to providing innovative solutions that enhance safety and security on a global scale."

Setting a High Standard in Narcotics Detection

Designed for ease of use, portability, and high sensitivity, the TRACER 1000 NTD has several key advantages, including:

●	Full-Spectrum Screening: Identifies a broad range of synthetic opioids and NPS, including fentanyl and its analogs.
●	High Precision & Sensitivity: Advanced mass spectrometry supports accurate detection even in complex environments.
●	Rapid Analysis: Provides results in seconds, enabling immediate response and intervention.
●	User-Friendly Interface: Intuitive operation minimizes training time for security and enforcement personnel.

The TRACER 1000 NTD is available now and ready for deployment across various security, public safety, and healthcare sectors.

About 1st Detect

Based in Austin, Texas, 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. 1st Detect’s explosive and narcotics trace detection feature a simple to use operating system designed specifically for security professionals. The TRACER 1000 ETD® and the TRACER 1000 NTD™ are rugged and portable to support security and detection in a variety of environments.

For information, visit https://1stdetect.com/ or contact sales@1stdetect.com.

About Astrotech Corporation

Astrotech (Nasdaq: ASTC) is a mass spectrometry company that launches, manages, and commercializes scalable companies based on its innovative core technology through its wholly owned subsidiaries. Astrotech is headquartered in Austin, Texas.

For information, please visit www.astrotechcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the adverse impact of inflationary pressures, including significant increases in fuel costs, global economic conditions and events related to these conditions, including the ongoing wars in Ukraine and the middle east and the COVID-19 pandemic, the Company’s use of proceeds from the common stock offerings, whether we can successfully complete the development of our new products and proprietary technologies, whether we can obtain the FDA and other regulatory approvals required to market our products under development in the United States or abroad, whether the market will accept our products and services and whether we are successful in identifying, completing and integrating acquisitions, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements in this document should be evaluated in light of these important risk factors. While we do not intend to directly harvest, manufacture, distribute or sell cannabis or cannabis products, we may be detrimentally affected by a change in enforcement by federal or state governments and we may be subject to additional risks in connection with the evolving regulatory area and associated uncertainties. Any such effects may give rise to risks and uncertainties that are currently unknown or amplify others mentioned herein. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. In addition, any forward- looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to correct or update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact: Ryan Polk, Chief Financial Officer, Astrotech Corporation, (512) 737-7378.